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                                                                    EXHIBIT 99.1

(NEWS RELEASE LOGO)                                               (TENNECO LOGO)

Contacts: Jane Ostrander                Leslie Hunziker
          Media Relations               Investor Relations
          847 482-5607                  847 482-5042
          jostrander@tenneco.com        lhunziker@tenneco.com

                      TENNECO ANNOUNCES EXECUTIVE PROMOTION

Lake Forest, Illinois, July 17, 2008 - Tenneco Inc. (NYSE: TEN) announced today that Neal Yanos, senior vice president and general manager, North America original equipment ride control and aftermarket, has been promoted to executive vice president, North America. In this newly created position, Mr. Yanos will be responsible for all Tenneco business units in North America--the original equipment emission control, original equipment ride control and the aftermarket businesses. The promotion is effective immediately.

"This leadership change will better align our organizational structure and management resources with the growth of our businesses," said Gregg Sherrill, chairman and CEO, Tenneco. "I am pleased to announce Neal's expanded role and promotion to executive vice president, a move that reflects his proven leadership and outstanding performance in managing the ride control and aftermarket businesses." Yanos will continue to report into Sherrill.

Brent Bauer, senior vice president and general manager, North America original equipment emission control, will report to Yanos. In addition, Kevin Swint has been promoted to vice president and general manager, North America original equipment ride control and Joseph Pomaranski has been promoted to vice president, North America aftermarket. Both will report to Yanos.

Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

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